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                                                                   EXHIBIT 10.28

                                EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made and entered into as of January 1, 2005 (the "Effective Date") by and between GTX, INC., located at 3 North Dunlap, 3rd Floor, Memphis, Tennessee 38163 (the "Employer"), and JAMES T. DALTON (the "Employee"), residing at 4180 Greensview Road, Upper Arlington, Ohio 43220.

      WHEREAS, Employer and Employee have executed a Consulting Agreement dated September 20, 2000 and December 11, 2000, as amended by agreement dated as of December 11, 2001 (the "Consulting Agreement"); and

      WHEREAS, Employee was previously a full time employee of The Ohio State University ("OSU"); and

      WHEREAS, the Employer desires to retain the services of Employee as Vice President, Preclinical Research & Development; and

      WHEREAS, Employee has represented to Employer that OSU has approved his leave of absence to work for Employer, in accordance with the terms of this Agreement;

      WHEREAS, upon the execution of this Agreement, the Consulting Agreement will terminate as of the Effective Date; and

      WHEREAS, the Employer and the Employee desire to enter into this Agreement to set forth terms and conditions of the employment relationship between the Employer and the Employee; and

      WHEREAS, during the course of Employee's employment with the Employer, the Employer will train and continue to train Employee and to impart to Employee proprietary, confidential, and/or trade secret information, data and/or materials of the Employer; and

      WHEREAS, the Employer has a vital interest in maintaining its confidential information and trade secrets, as well as rights to inventions, since doing so allows the Employer to compete fairly and enhances the value of the Employer to shareholders and job security for employees; and

      WHEREAS, the Employer desires to procure the services of Employee, and Employee is willing to be employed and continue to be employed with the Employer upon the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the employment and continued employment of Employee in accordance with the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree and covenant as follows:

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      1.    DEFINITIONS

      For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

      "AGREEMENT" has the meaning set forth in first paragraph of this Agreement.

      "BASIC COMPENSATION" means Salary and Benefits.

      "BENEFITS" means as defined in Section 3.1(b).

      "BOARD OF DIRECTORS" means the Board of Directors of the Employer.

      "CEO" has the meaning set forth in Section 2.2.

      "CHANGE OF CONTROL" means any of the following events: (a) the sale or other disposition of all or substantially all of the assets of Employer in a single transaction or in a series of transactions (including, without limitation, any liquidation or dissolution of Employer); (b) any Person or group becomes the beneficial owner, directly, or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. For such purposes, "voting stock" shall mean the capital stock of Employer of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of Employer; or (c) a merger or consolidation of Employer with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding voting stock of the surviving entity of such transaction is held by persons who were not holders (taking into account their individual and affiliated holdings) as of the Effective Date of at least twenty percent (20%) of the voting stock of Employer. A Change of Control shall not include: (1) any transfer or issuance of stock of Employer to one or more of Employer's lenders (or to any agents or representatives thereof) in exchange for debt of Employer owed to any such lenders; (2) any transfer of stock of Employer to or by any person or entity, including but not limited to one or more of the Employer's lenders (or to any agents or representatives thereof), pursuant to the terms of any pledge of said stock as collateral for any loans or financial accommodations to Employer and/or its subsidiaries; (3) any transfer or issuance to any person or entity, including but not limited to one or more of Employer's lenders (or to any agents or representatives thereof), in connection with the workout or restructuring of Employer's debts to any one of Employer's lenders, including but not limited to the issuance of new stock in exchange for any equity contribution to Employer in connection with the workout or restructuring of such debt; (4) any transfer of stock by a stockholder of Employer which is a partnership or corporation to the partners or stockholders in such stockholder or any transfer of stock by a stockholder of Employer to an entity affiliated with such stockholder or the immediate family of such stockholder or a trust or similar entity for the benefit of such family members; or (5) any transfer or issuance of stock in connection with an offering of the Employer's stock in a registered public transaction not including a transaction described in Rule 145, promulgated under the Securities Act of 1933, as amended, provided that the Employer's officers and Board of Directors shall not materially change as a result thereof.

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      "CHANGE OF CONTROL TERMINATION" means (i) a Termination Without Cause of the Employee's employment by the Employer within six (6) months after a Change of Control or (ii) the Employee's resignation for Good Reason within six (6) months after a Change of Control.

      "COMPETING BUSINESS" means any individual or entity, other than the Employer, that is engaging in, or proposes to engage in, the development, manufacture, distribution or sale of a Competing Product in any country in North America, Europe and Eastern Europe, and in the countries of Russia, Australia, Japan, China, Taiwan, South Korea and India (the "Territory"); provided; however that (i) an entity that develops, manufactures, distributes or sells a Competing Product in a separate business unit than the business unit in which Employee is then employed shall not be deemed a Competing Business unless Employee provides Confidential Information and/or Proprietary Information to the business unit that is engaging in or proposes to engage in the development, manufacture, distribution or sale of a Competing Product; and (ii) nothing in this Agreement shall prevent Employee from conducting research at OSU for non-commercial purposes utilizing institutional or governmental grant funds in areas relating to any Competing Product as long as such non-commercial research is conducted in accordance with that certain Inter-Institutional Agreement executed between OSU and the University of Tennessee Research Foundation ("UTRF") on December 22, 2004 (the "IIA").

      "COMPETING PRODUCT" means any pharmaceutical or other compound, composition, formulation, method, process, product or material that is competitive with any product of Employer under development, manufacture, distribution or commercialization at any time from and after the Effective Date through the date of termination of Employee's employment including, without limitation, small molecules that target the androgen receptors or estrogen receptors and other hormone receptors for purposes of treating, diagnosing, or imaging humans in health and disease. The parties agree that the five areas of research that are described in Section 2.3 hereof as areas where Employee shall be overseeing the ongoing work by graduate students at OSU during the term of this Agreement shall not be deemed to be Competing Product.

      "CONFIDENTIAL INFORMATION AND/OR PROPRIETARY INFORMATION" means any and all:

      (a) information disclosed to Employee or known by Employee as a consequence of, or through, Employee's employment with the Employer or pursuant to the Employee's prior relationship with Employer either through his employment with OSU or under the Consulting Agreement (including information conceived, originated, discovered, or developed in whole or in part by Employee), not generally known in the relevant trade or industry, about the Employer's business, products, processes, and services; and trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, research, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

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and any other information, however documented, that is a trade secret within the meaning of Tenn. Code Section 39-14-138; and

      (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

      (c) intellectual property, inventions, methods, processes, techniques, computer programs, devices, products, services, compounds, gene therapy products, pharmaceuticals, substances, vectors, enzymes, genes, concepts, discoveries, improvements, and designs, whether or not patenable in the United States or foreign countries, any trade secrets, information, procedures, technologies, data, results, conclusions, know-how or show-how and business information; and

      (d) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

      "EFFECTIVE DATE" means the date stated in the first paragraph of the Agreement.

      "EMPLOYEE" has the meaning stated in the first paragraph of this Agreement.

      "EMPLOYEE INVENTION" means any idea, invention, technique, modification, process, improvement (whether patentable or not), industrial design (whether registerable or not), work of authorship (whether or not copyright protection may be obtained for it), design, copyrightable work, discovery, trademark, copyright, trade secret, formula, device, method, compound, gene, prodrug, pharmaceutical, structure, product concept, marketing plan, strategy, customer list, technique, blueprint, sketch, record, note, drawing, know-how, data, patent application, continuation application, continuation-in-part application, file wrapper continuation application or divisional application, created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee's employment, or a period that includes a portion of the Employee's employment, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Employer, that is based upon or uses Confidential Information and/or Proprietary Information.

      "EMPLOYER" means GTx, Inc., its successors and assigns, and any of its current or future subsidiaries, or organizations controlled by, controlling, or under common control with it.

      "GOOD REASON" means any of the following:

            (a) an adverse change in the Employee's status, position or responsibilities (including reporting responsibilities) which, without Employee's consent, represents a material reduction in or material demotion of the Employee's status, position or responsibilities or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status, position or responsibilities;

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            (b) a reduction in the then current Salary or modifying, suspending, discontinuing, or terminating any Benefit in a manner which materially and adversely affects Employee;

            (c) following a Change of Control, the relocation of the Employer's principal Employee offices to a location outside a thirty-mile radius of where the Employee is then permanently residing (the "Employee's Residence") or the Employer's requiring the Employee to be based at any place other than a location within a thirty-mile radius of Employee's Residence, except for reasonably required travel on the Employer's business; or

            (d) following a Change of Control, the failure of the Employer to obtain an agreement reasonably satisfactory to Employee from any successor or assign of the Employer to assume and agree to perform this Agreement.

      "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

      "PROPRIETARY ITEMS" means any Proprietary and/or Confidential Information embodied in any document, record, recording, electronic media, formulae, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form.

      "SALARY" means as defined in Section 3.1(a).

      "TERMINATION WITH CAUSE" means the termination of the Employee's employment by act of the Board for any of the following reasons:

            (a) the Employee's conviction for a felony;

            (b) the Employee's theft, embezzlement, misappropriation of or intentional infliction of material damage to the Employer's property or business opportunities;

            (c) the Employee's breach of the provisions contained in Section 7 or Section 8 of this Agreement; or

            (d) the Employee's ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the CEO that is not inconsistent with the description of the Employee's duties set forth in Section 2.3, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Employer; provided that Employee shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the CEO, which notice specifically identifies the manner in which the CEO believes that Employee has engaged in such failure. For purposes of this subsection, no act, or failure to act, shall be deemed "willful" unless

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done, or omitted to be done, by Employee not in good faith, and without reasonable belief that such action or omission was in the best interest of the Employer.

      "TERMINATION WITHOUT CAUSE" means the termination of the Employee's employment by the Employer for any reason other than Termination With Cause, or termination by the Employer due to Employee's death or disability.

      2.    EMPLOYMENT TERMS AND DUTIES

            2.1   Employment

            The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

            2.2   Term

            The term shall be for one (1) year from the Effective Date with the option given to the Employee to extend for an additional one (1) year term in the event OSU shall agree to an additional one (1) year leave of absence for Employee to work for GTx. Notwithstanding the foregoing sentence, either the Employee or the Employer may terminate this Agreement at any time and the Employee's employment and compensation with or without cause or notice, at any time at either the Employer's or the Employee's option. No company officer or manager has the authority to enter into any other agreement for employment for a specified period of time, or to modify or to make any agreement contrary to the foregoing, except by written amendment to this Agreement, dated and signed by the Chief Executive Officer ("CEO") or the President of the Employer.

            2.3   Duties

            The Employee will have such duties as are assigned or delegated to the Employee by the Board of Directors, CEO or the President, and will initially serve as Vice President, Preclinical Research & Development for the Employer. During the term of this Agreement, the Employee will devote 100% of his full time, attention, skill and energy to the business of the Employer, which will include Employee spending at least 50% of his annual work time at the offices of Employer in Memphis, Tennessee. Additionally, Employee agrees that he will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors, CEO and the President in the advancement of the best interest of the Employer. Employee agrees that he shall begin immediately after the Effective Date to plan for, set up and staff an appropriate preclinical research and development laboratory at the Employer's offices in accordance with a plan of action approved by the CEO. Additionally, Employee commits that, without first obtaining the prior written approval of Employer, he will refrain from publishing, and he will not allow those working for him to publish, any abstracts, articles or other publications arising from research conducted for or on behalf of Employer that pertain to Employer's products or business, including specifically compounds that are being tested from time to time by Employer. Any developmental work or other services that are being undertaken by Employee for GTx. Employee agrees to make these notebooks available to GTx at any time upon request and to provide copies of the notebooks to the CEO or his designee quarterly.

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Additionally, Employee agrees to provide Employer at least monthly (and at such other times as Employer may reasonably request) written reports containing the data and results of his efforts and the efforts of all others working under Employee on behalf of Employer in the drug discovery area.

            Employee agrees that his only other non-Employer duties will be limited to his overseeing approximately 10 graduate students currently enrolled at OSU who are working in the following areas of research and development:

      1.Cytotoxic phospholipids, bis-indoles, thiazolidines, and calpain inhibitors for prostate cancer;

      2. Riboflavin carrier protein and riboflavin in breast cancer;

      3. Imidazoline and amidine-based peptidomimetics for leukemia;

      4. Dianitroanilines for cancer or tuberculosis;

      5. Thalidomide analogs and steroid sulfatase inhibitors for breast and prostate cancer; and

      6. Flavopiridol, PS-341, 17-AAG, SAHA, or botanicals for cancer.

and will not be expanded to include any compounds, molecular targets, or other intellectual property developed within GTx for the period of time set forth in
Section 8.1 hereof, without first obtaining the prior written approval of Employer. As an employee of the Employer, the responsibilities and duties of the Employee shall include managing and overseeing and being personally responsible for all preclinical research and development projects, including specifically those for selective androgen receptor modulator compounds, selective estrogen receptor modulator compounds, nuclear hormone receptor ligands, anti-cancer drugs and other similar compounds of the Employer. Employee agrees to abide by all bylaws, policies, practices, procedures or rules of Employer.

      3.    COMPENSATION

            3.1   Basic Compensation

                  (a) Salary. The Employee will be paid on each of the twenty-six pay periods established by GTx for 2005 a gross salary of $8,846.15 (the "Salary"), which is the equivalent of $230,000 per year. If Employee elects to extend his employment for an additional year during 2006 by extending his leave of absence from OSU for an additional year, his gross salary for each pay period during 2006 will be $9,230.77, which is the equivalent of $240,000 per year. Additionally, Employee's Salary may be adjusted from time to time by agreement of the Employee and the CEO.

                  (b) Benefits. The Employee will, during his employment with the Employer, be permitted to participate in such life insurance, hospitalization, major

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      medical, short term disability, long term disability, 401K plan and other employee benefit plans of the Employer that may be in effect from time to time (collectively, the "Benefits"). The Employer may withhold from any Salary or Benefits payable to Employee all federal, state, local, and other taxes and other amounts as permitted or required pursuant to law, rules or regulations.

                  (c) In accordance with the offer letter Employee has received from Employer prior to the date of execution hereof containing, among other things, an offer to grant to Employee a specified number of options upon acceptance of Employer's employment offer and his execution of this Agreement (the "Option Letter"), Employee will receive options to purchase common stock of the Employer pursuant to the terms of the Option Letter and related Stock Option Subscription Agreement executed in connection therewith, as additional consideration from Employer for Employee entering into this Agreement.

      4.    FACILITIES AND EXPENSES

            4.1   General

            The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee's duties under this Agreement, including sufficient capital equipment as determined by the CEO to support the needs of a preclinical research & development department. The Employer will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses for travel between Employee's residence in Upper Arlington, Ohio and Employer's headquarters in Memphis, Tennessee and all reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings and appropriate business entertainment activities, and for promotional expenses. Additionally, to offset some of Employee's living expenses in Memphis while he spends at least 50% of his time at Employer's headquarters, Employer will pay Employee up to $20,000 per annum for 2005 for living expenses (and an additional $20,000 for 2006 if Employee continues to be employed by Employer during 2006), payable in equal monthly or quarterly payment amounts as Employer and Employee shall determine. The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

      5.    VACATIONS AND HOLIDAYS

      Employee will be entitled to three (3) weeks paid vacation each year in accordance with the vacation policies of the Employer in effect from time to time. Vacation must be taken by the Employee at such time or times as approved by the CEO or President. Employee will also be entitled to the paid holidays set forth in the Employer's policies from and after the Effective Date. Vacation days and holidays during any year that are not used by the Employee during such year may not be used in any subsequent year.

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      6.    TERMINATION

            6.1   Events of Termination

            Either the Employee or Employer may terminate this Employment Agreement (with the exception of the provisions of Section 7 and 8 which shall survive termination of this Agreement) and Basic Compensation with or without cause or notice, at any time at either the Employee's or the Employer's option.

            6.2 The employment of Employee shall terminate on the date of the Employee's death, in which event Employee's Basic Compensation owing to Employee through the date of Employee's death shall be paid to his estate. Employee's estate will not be entitled to any other compensation or payments for living expenses under this Agreement.

            6.3 The Employer shall be released from any and all further obligations under this Agreement, except the Employer shall be obligated to pay Employee his Basic Compensation owing to Employee through the day on which Employee's employment is terminated and as provided in Section 6.4, as applicable. Employee's obligation under Sections 7 and 8 shall continue pursuant to the terms and conditions of this Agreement.

            6.4 As additional consideration for the covenants in Section 7 and
Section 8, in the event of a Change of Control Termination, Employee shall receive the equivalent of the Salary he would be entitled to receive over twenty-six pay periods during a period of one (1) calendar year at the time of his termination of Employment, with such amount payable for a period of one (1) year from the date of termination in accordance with Employer's then current payroll policies and procedures, less deductions required by law; provided that if Employee shall terminate his employment on account of a reduction in his Salary or Benefits, as provided in paragraph (b) of the definition of "Good Reason", then Employee shall be entitled to receive hereunder the equivalent Salary he was making immediately prior to such reduction.

            6.5 Severance Payments on Involuntary Termination.

            Except in connection with a Change of Control (in which case Section
6.4 shall control), in the event Employee suffers a Termination Without Cause or terminates his employment for Good Reason, upon the execution of a release agreement by Employee reasonably acceptable to Employer agreeing to release Employer from any liability on account of Employee's employment, Employer will continue to pay to or for the benefit of Employee as severance for a period of twelve (12) months from the date of termination (the "Severance Payment Period") the equivalent of his then current Salary payable over twenty-six pay periods for one (1) year in accordance with Employer's then current payroll policies and procedures, less deductions required by law. At the end of the Severance Payment Period, Employer shall be released of any other obligation hereunder to make any payment to Employee on account of his termination.

      7.    NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

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            7.1   Acknowledgements by the Employee

            The Employee acknowledges and agrees that (a) during the course of his employment and as a part of his employment, the Employee will be afforded access to Confidential Information and/or Proprietary Information; (b) public disclosure of such Confidential Information and/or Proprietary Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and/or Proprietary Information and to provide the Employer with exclusive ownership of all Employee Inventions.

            7.2   Agreements of the Employee

            In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement and in consideration of Employee's receipt of grants of options to purchase Employer stock, pursuant to the Option Letter and otherwise, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee covenants and agrees as follows:

                  (a)   Confidentiality.

                        (i) That all of such Confidential Information and/or
            Proprietary Information are a unique asset of the business of Employer, the disclosure of which would be damaging to Employer.

                        (ii) That the Employee will not at any time, whether
            during or after termination or cessation of the Employee's employment, except as authorized by Employer and for its benefit, use, divulge or disclose (or enable anyone else to use, divulge or disclose) to any person, association or entity any Confidential Information and/or Proprietary Information which the Employee presently possesses or which the Employee may obtain during the course of the Employee's employment with respect to the business, finances, customers or affairs of Employer or trade secrets, developments, methods or other information and data pertaining to the Employer's business. The Employee shall keep strictly confidential all matters and information entrusted to the Employee and shall not use or attempt to use any such Confidential Information and/or Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to Employer.

                        (iii) That during the course of this Agreement or at any
            time after termination, Employee will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of Employer, the Confidential Information and/or Proprietary Information; Employee agrees: (a) not to use any such Confidential Information and/or

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            Proprietary Information for himself or others; and (b) not to take any such material or reproductions thereof from the Employer's facilities at any time during his employment except, in each case, as required in connection with the Employee's duties to the Employer.

                        (iv) Employee agrees to hold in confidence, and not to
            distribute or disseminate to any person or entity for any reason, any Confidential Information and/or Proprietary Information of Employer under this Agreement, or information relating to experiments or results obtained based on the duties of Employee, except for information which: (a) is in or which becomes a part of the public domain not as a result of a breach of this Agreement, (b) information lawfully received from a third party who had the right to disclose such information or (c) is required by legal process before a court of proper jurisdiction (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other similar process) to disclose all or any part of any Confidential Information and/or Proprietary Information, provided that Employee will provide Employer with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirements, so that Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available step to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Employee is, in the opinion of counsel reasonably acceptable to Employer, legally compelled to disclose Confidential Information and/or Proprietary Information. Employee may disclose that portion of such information which counsel advises to obtain and will not oppose action by Employer to disclose, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such information.

                        (v) Upon written notice by Employer, Employee shall
            promptly redeliver to Employer, or, if requested by Employer, promptly destroy all written Confidential Information and/or Proprietary Information and any other written material containing any information included in the Confidential Information and/or Proprietary Information (whether prepared by Employer, Employee, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written Confidential Information and/or Proprietary Information (and upon request certify such redelivery of destruction to Employer in a written instrument reasonably acceptable to Employer and its counsel).

                        (vi) This Agreement and the terms and conditions recited
            herein are confidential and non-public, except as may be expressly permitted by the Employer. The Employee agrees not to disclose the contents of this Agreement to any person or entity, including, but not limited to, the press, other media, any public body, or any competitor of Employer, except to the Employee's legal

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            counsel and the appropriate Dean of Employee's Department at The
            Ohio State University, or as may be required by law.

                        (vii) Any trade secrets of the Employer will be entitled
            to all of the protections and benefits of State of Tennessee law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not be to a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information and/or Proprietary Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or post a bond or other security.

                        (viii) None of the foregoing obligations and
            restrictions applies to any part of the Confidential Information and/or Proprietary Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

                        (ix) The Employee will not remove from the Employer's
            premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any Proprietary Items. The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the employment of Employee, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any of the Proprietary Items.

                  (b) Employee Inventions.

                  (i) Each Employee Invention will belong exclusively to the
            Employer. Employee agrees that Employer shall have sole and exclusive ownership rights in any conception, invention, trade secrets, information, ideas, improvement, substance, know-how, whether or not patentable, arising out of, resulting from, or derivative of: (1) the work or services of Employee, or (2) within the scope of the duties of Employee, or (3) using any materials, compounds, devices, or monies of Employer. Any resulting or derivative rights, including patent rights, shall become the exclusive property of Employer and Employer shall be entitled to the entire right, title and interest with respect hereto. Employee agrees, without additional compensation, to convey, assign the entire right, title, and interest in and to any inventions for the United States and all foreign jurisdictions to Employer arising out of, resulting from, or derivative of: (1) the work or services of Employee, or (2) within the scope of the duties of Employee, or (3) using any materials, compounds, devices, or monies.

                  (ii) Employer shall retain the entire right, title and
            interest in and to any and all Confidential Information and/or Proprietary Information provided by Employer to Employee and to any methods, compounds, improvements, substances, and compositions using or incorporating such Confidential Information and/or Proprietary Information.

                  (iii) Employee agrees that Confidential Information and/or
            Proprietary Information provided to the Employee by Employer shall be used for work purposes only and shall not be used for any other uses, studies, experiments, or tests.

                  (iv) Employee agrees that he will promptly disclose to
            Employer, or any persons designated by Employer, all Employee Inventions, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the employment of the Employee. The Employee further agrees to assist Employer in every proper way (but at Employer's expense) to obtain and from time to time enforce patents, copyrights or other rights on Employee Inventions in any and all countries, and to that end Employee will execute all documents necessary: (a) to apply for, obtain and vest in the name of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogues protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend (including the giving of testimony and rendering any other assistance) any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. Employee's obligation to assist Employer in obtaining and enforcing patents and copyrights for Employee Inventions in any and all countries shall continue beyond and after the termination of Employee.

                  (v) Any copyrightable work whether published or unpublished created by Employee in connection with or during the performance of services below shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of Employer as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, Employee agrees to properly convey to Employer, without additional compensation, the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work publicly, to display the copyrighted work publicly, and to register the claim of copyright therein and to execute any and all documents with respect hereto.

                  (vi) Employee may not publish or disclose any Confidential
            Information and/or Proprietary Information relating to, arising from, derivative of, or as a result of his employment pursuant to this Agreement including but not limited to: information, improvements, results, experiments, data, or methods, that makes reference to any of the Confidential Information and/or Proprietary Information. Any work performed under, or arising from, or a result of his employment with Employer shall not be published or disclosed in written, electronic, or oral form without the express written permission of Employer.

            7.3   Disputes or Controversies

            The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information and/or Proprietary Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

      8.    NON-COMPETITION

            8.1 Acknowledgments by the Employee

            Except for circumstance involving a Change of Control as described in Section 8.4 below, Employee understands and recognizes that the Employee's services provided to Employer are special, unique, unusual, extraordinary and intellectual in character, and Employee agrees that, during the employment of Employee and for a period of two (2) years from the date of termination of the Employee's employment with Employer, he will not in any manner, directly or indirectly, on behalf of himself or any Person, firm, partnership, joint venture, corporation or other business entity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee's name or similar name to, lend Employee's credit to or render services or advice to, enter into or engage in any Competing Business; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

            8.2 Except for circumstances involving a Change of Control as described in Section 8.4 below, in consideration of the acknowledgements by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly, whether for the Employee's own account or the account of any other person (i) at any time during the employment of Employee and for a period of two (2) years from the termination of the Employee's employment with Employer, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employee's employment with Employer or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the employment of Employee with Employer and for two (2) years from the termination of Employee's employment with Employer, interfere with the Employer's relationship with any person, including any person who at any time during the Employee's employment with Employer was an employee, contractor, supplier, or customer of the Employer.

            8.3 In further consideration of these premises, Employee agrees that he will not at any time during or after Employee's employment with Employer, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

            8.4 Change of Control. In the event of a Change of Control Termination, Employee's obligations under Sections 8.1 and 8.2 above shall expire one (1) year from the date of termination of his employment with Employer (or any entity acquiring Employer as a result of a Change of Control).

            8.5 If any covenant in Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

            The period of time applicable to any covenant in Section 8 will be extended by the duration of any violation by the Employee of such covenant.

            The Employee will, while the covenants under Section 8 are in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Employee's employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

      9.    GENERAL PROVISIONS

            9.1   Injunctive Relief and Additional Remedy

            The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Employee breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

            9.2 Covenants of Sections 7 and 8 are Essential and Independent Covenants

            The covenants by the Employee in Sections 7 and 8 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

            The Employee's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Section 7 or 8.

            If the Employee's employment hereunder is terminated by either party, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 7 and 8.

            9.3   Representations and Warranties by the Employee

            The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

            9.4   Waiver

            The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

            9.5   Binding Effect; Delegation of Duties Prohibited

            This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of

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

its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

            9.6   Notices

            All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      If to Employer:          GTx,Inc
                               3 N. Dunlap Ave, 3rd Floor
                               Memphis, Tennessee 38163
                               Attention: General Counsel
                               Facsimile No.: 901-523-9772

      If to the Employee:      James T. Dalton
                               4180 Greenview Road
                               Upper Arlington, Ohio 43220
                               Facsimile No.:_____________________


      Employee shall notify Employer in writing of any change of his address. Otherwise, Employer shall send all notices to Employee's address herein.

            9.7   Entire Agreement; Amendments

            This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

            9.8   Governing Law

            This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

            9.9   Jurisdiction

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

            Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties in the courts of the State of Tennessee, County of Shelby, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

            9.10  Section Headings, Construction

            The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

            9.11  Severability

            If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            9.12  Counterparts

            This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                                             JAMES T. DALTON

                                             /s/ James T. Dalton
                                             -----------------------------------

                                             GTX, INC.

                                             By: /s/ Henry P. Doggrell
                                                 -------------------------------
                                             Name: Henry P. Doggrell
                                             Title: General Counsel

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